Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration Statement No. 333-219725

PROSPECTUS SUPPLEMENT NO. 5

(TO PROSPECTUS DATED AUGUST 14, 2017)

17,814,790 Shares

Common Stock

This prospectus supplement supplements and amends the prospectus dated August 14, 2017 related to the sale or other disposition from time to time, of up to 17,814,790 shares of common stock, par value $0.001 per share, of iBio, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), issued and issuable to Lincoln Park Capital Fund, LLC, the selling stockholder named in the prospectus, also referred to as Lincoln Park, pursuant to a purchase agreement dated July 24, 2017 that we entered into with Lincoln Park. We are not selling any shares of common stock under this prospectus and will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholder.

This prospectus supplement should be read in conjunction with the prospectus dated August 14, 2017, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements to it.

Our common stock is listed on NYSE American under the ticker symbol “IBIO”. On January 8, 2018, the last reported sale price per share of our common stock was $0.21 per share.

This prospectus supplement incorporates into our prospectus the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2018, attached hereto.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates are truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 9, 2018

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2018

iBio, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or jurisdiction of incorporation or organization)

001-35023

(Commission File Number)

26-2797813

(I.R.S. Employer Identification Number)

600 Madison Avenue, Suite 1601, New York, NY 10022-1737

(Address of principal executive offices (Zip Code)

Registrant’s telephone number: (302) 355-0650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐ Emerging growth company

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 4, 2018, iBio, Inc. (the “Company”) received notification from the NYSE AMERICAN LLC (“NYSE American”) pursuant to Section 1003(f)(v) of the NYSE American’s Company Guide that, due to the Company’s current low selling share price, the Company’s continued listing on the NYSE American is predicated on the Company effecting a reverse stock split or otherwise demonstrating sustained improvement in its share price within a reasonable period of time, which the NYSE American has determined to be no later than July 5, 2018.

The Company’s common stock will continue to be listed on the NYSE American while it attempts to regain compliance with the listing standards noted, subject to the Company’s compliance with other continued listing requirements. The Company’s common stock will continue to trade under the symbol “IBIO,” but will have an added designation of “.BC” to indicate that the Company is not in compliance with the NYSE American’s listing standards.

The NYSE American notification does not affect the Company’s business operations or its reporting obligations under the Securities and Exchange Commission regulations and rules and does not conflict with or cause an event of default under any of the Company’s material agreements.

The Company issued a press release on the same day of this report announcing that it had received the notification from NYSE American. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release, dated January 5, 2018, issued by iBio, Inc.*

*Filed herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBIO INC.

Date: January 5, 2018	By:	/s/ Robert B. Kay
Robert B. Kay Executive Chairman and CEO

Exhibit 99.1

IBIO, INC. PROVIDES CORPORATE UPDATE

NEW YORK, NEW YORK, JANUARY 5, 2018 — IBIO, INC. (NYSE AMERICAN: IBIO) (“IBIO” OR THE “COMPANY”) announced today its receipt of notice that Staff of NYSE American LLC determined that the Company’s securities “. . . have been selling for a low price per share for a substantial period of time . . .” and, pursuant to Section 1003(f)(v) of the NYSE American Company Guide, the Company’s continued listing on the NYSE American is predicated on it effecting a reverse stock split of its Common Stock or otherwise demonstrating sustained price improvement within a reasonable period of time, which the Staff determined to be no later than July 5, 2018 (or such longer period as may be agreed to by the Staff).

About iBio, Inc.

iBio, a leader in developing plant-based biopharmaceuticals, provides a range of product and process development, analytical, and manufacturing services at the large-scale development and manufacturing facility of its subsidiary iBio CDMO, LLC in Bryan, Texas.  The facility houses laboratory and pilot-scale operations, as well as large-scale automated hydroponic systems capable of growing over four million plants as "in process inventory" and delivering over 300 kilograms of therapeutic protein pharmaceutical active ingredient per year.

iBio applies its technology for the benefit of its clients and the advancement of its own product interests. The Company’s pipeline is comprised of proprietary candidates for the treatment of a range of fibrotic diseases including idiopathic pulmonary fibrosis, systemic sclerosis, and scleroderma. IBIO-CFB03, based on the Company's proprietary gene expression technology, is the Company’s lead therapeutic candidate being advanced for IND development.

Further information is available at:  www.ibioinc.com

Cautionary Statement Regarding Forward Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as "may", "will", "aim", "will likely result", "believe", "expect", "will continue", "anticipate", "estimate", "intend", "plan", "contemplate", "seek to", "future", "objective", "goal", "project", "should", "will pursue" and similar expressions or variations of such expressions. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the preliminary prospectus supplement, the accompanying prospectus, and the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact:

ICR, Inc.
Stephanie Carrington
Tel. +1 646-277-1282
stephanie.carrington@icrinc.com